Exhibit 15.1

August 3, 2004

Premcor Inc.

1700 East Putnam Avenue, Suite 400

Old Greenwich, CT 06870

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Premcor Inc. and subsidiaries for the periods ended June 30, 2004 and 2003, as indicated in our report dated August 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, is incorporated by reference in Registration Statement No. 333-87210 on Form S-8, Registration Statement No. 333-111240 on Form S-3, and Registration Statement No. 333-116503 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

Stamford, Connecticut